Exhibit 99.1
Masimo Reports Second Quarter 2014 Financial Results
Q2 2014 Highlights (compared to Q2 2013):

■	Product revenue rose 3% to $133.5 million
■	Total revenue, including royalties, rose 3% to $140.9 million
■	Masimo rainbow® revenue was level at $11.6 million
■	SET® and rainbow® SET® units shipments were 43,400
■	Earnings per share was $0.24, including a $0.03 charge for a charitable contribution that was announced in May 2014
Irvine, California, August 7, 2014 - Masimo (NASDAQ: MASI) today announced its financial results for the second quarter ended June 28, 2014.
Second quarter 2014 product revenues rose 3% to $133.5 million, compared to $129.6 million for the second quarter of fiscal year 2013, and total revenue, including royalties, rose 3% to $140.9 million, up from $137.4 million for the second quarter of fiscal year 2013.
The company’s worldwide direct product revenue in the second quarter of 2014 rose by 5% compared to the same period in 2013 and represented 85% of product revenue. OEM sales, which accounted for 15% of product revenue, declined by 6% compared to the same period in 2013. Revenue from sales of Masimo rainbow products was level at $11.6 million in the second quarter of 2014, compared to $11.5 million in the year-ago period.
Net income for the second quarter of 2014 was $13.8 million, or $0.24 per diluted share, compared to net income of $17.0 million, or $0.30 per diluted share, in the second quarter of 2013. Net income for the second quarter of 2014 included an expense of $2.5 million, or $0.03 per share, for the previously announced contribution to the Masimo Foundation.
During the second quarter of 2014, the company shipped approximately 43,400 SET® pulse oximetry and rainbow® Pulse CO-Oximetry™ units, excluding handheld units, an increase of 2% compared to the same prior-year period. Masimo estimates its worldwide installed base as of June 28, 2014 to be 1,260,000 units, up 10% from 1,148,000 units as of June 29, 2013.
Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “Although our results for the second quarter were below our original Q2 expectations, it will not have a substantial impact on our full year financial guidance given that some rainbow® orders, including a large international rainbow® order, was shifted from Q2 into Q3. Also, I am happy to report that in June, Masimo received FDA clearance for the full featured Root™ patient monitor, which includes IRIS™ connectivity hub and MOC-9™ for additional measurements, and our Nomoline™ capnography and anesthetic agent ISA side-stream monitors, again demonstrating our ability to innovate new technologies that can help advance patient care.”
As of June 28, 2014, Masimo’s cash and cash equivalents were $97.1 million, compared to $95.5 million as of December 28, 2013. During first half of 2014, the company borrowed $75.0 million on its line of credit. This additional cash, along with net cash generated from operations, was used to repurchase approximately 2.0 million shares of stock for $49.2 million and to acquire the company’s new worldwide headquarters building for approximately $56.0 million.
2014 Financial Guidance
Masimo is providing updated 2014 financial guidance. Masimo now expects fiscal 2014 total revenue to be approximately $588 million to $593 million, including product revenue of approximately $560 million to $565 million and royalty revenue of approximately $28 million. In addition, Masimo now expects fiscal 2014 GAAP earnings per diluted share to range between $1.24 and $1.30. Each of the components of Masimo’s guidance set forth above is an estimate only and actual performance could differ.

Conference Call
Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the call will be available online from the investor relations page of the company's website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 77154954. After the live webcast, the call will be available on Masimo's website through September 5, 2014. In addition, a telephonic replay of the call will be available through August 22, 2014. The replay dial-in numbers are (800) 585-8367 for domestic callers and +1 (855) 859-2056 for international callers. Please use reservation code 77154954.
About Masimo
Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care-helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry's ability to detect life-threatening events. More than 100 independent and objective studies have shown that Masimo SET® outperforms other pulse oximetry technologies, even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow SET® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). Additional information about Masimo and its products may be found at www.masimo.com.
Forward-Looking Statements
All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our expectations for full fiscal year 2014 total, product, rainbow and royalty revenues and GAAP earnings per share; our plan to announce multiple new products in 2014; our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies and reduce the cost of care; and demand for our technologies. These forward-looking statements are based on management's current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET® and Masimo rainbow® SET® products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors' assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the amount and type of equity awards that we may grant to employees and service providers in the future; our ongoing litigation and related matters; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Eli Kammerman	Media Contact: Mike Drummond
(949) 297-7077	(949) 297-7434
ekammerman@masimo.com	mdrummond@masimo.com
Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care... by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI are trademarks or registered trademarks of Masimo Corporation

MASIMO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)

	June 28, 2014	December 28, 2013
ASSETS
Current assets
Cash and cash equivalents	$97,092	$95,466
Accounts receivable, net of allowance for doubtful accounts	75,263	76,759
Royalties receivable	7,400	7,300
Inventories	58,284	56,813
Prepaid expenses	9,755	9,243
Prepaid income taxes	3,391	3,740
Deferred tax assets	16,713	19,636
Other current assets	4,135	2,841
Total current assets	272,033	271,798
Deferred cost of goods sold	64,124	61,714
Property and equipment, net	82,429	24,866
Intangible assets, net	28,357	28,104
Goodwill	22,260	22,793
Deferred tax assets	22,543	22,565
Other assets	7,012	6,822
Total assets	$498,758	$438,662
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$29,104	$28,004
Accrued compensation	23,612	29,486
Accrued liabilities	18,610	23,028
Income taxes payable	816	2,406
Deferred revenue	24,129	20,755
Line of credit and current portion of capital lease obligations	75,091	111
Total current liabilities	171,362	103,790
Deferred revenue	530	566
Capital lease obligations, net of current portion	150	225
Other liabilities	7,326	7,680
Total liabilities	179,368	112,261
Commitments and contingencies
Equity
Masimo Corporation stockholders’ equity:
Common stock	55	57
Treasury stock	(132,606)	(83,454)
Additional paid-in capital	280,576	273,129
Accumulated other comprehensive income	2,285	3,995
Retained earnings	169,176	132,742
Total Masimo Corporation stockholders’ equity	319,486	326,469
Noncontrolling interest	(96)	(68)
Total equity	319,390	326,401
Total liabilities and equity	$498,758	$438,662

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited) (in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Revenue:
Product	$133,493	$129,568	$265,725	$258,203
Royalty	7,430	7,854	15,012	15,161
Total revenue	140,923	137,422	280,737	273,364
Cost of goods sold	47,828	46,190	95,341	92,551
Gross profit	93,095	91,232	185,396	180,813
Operating expenses:
Selling, general and administrative	61,347	54,173	117,469	106,446
Research and development	13,343	13,879	27,339	28,046
Litigation award and defense costs	—	—	(8,010)	—
Total operating expenses	74,690	68,052	136,798	134,492
Operating income	18,405	23,180	48,598	46,321
Non-operating income (expense)	323	(238)	523	(2,564)
Income before provision for income taxes	18,728	22,942	49,121	43,757
Provision for income taxes	4,776	8,294	12,678	12,707
Net income including noncontrolling interest	13,952	14,648	36,443	31,050
Net (income) loss attributable to the noncontrolling interest	(150)	2,390	(9)	2,416
Net income attributable to Masimo Corporation stockholders	$13,802	$17,038	$36,434	$33,466

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.25	$0.30	$0.65	$0.59
Diluted	$0.24	$0.30	$0.63	$0.58

Weighted-average shares used in per share calculations:
Basic	55,876	56,440	56,290	56,840
Diluted	56,818	57,204	57,403	57,607
The following table presents details of the share-based compensation expense that is included in each functional line item in the condensed consolidated statements of income (in thousands):

	Three Months Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Cost of goods sold	$133	$139	$242	$240
Selling, general and administrative	2,000	2,359	4,088	4,969
Research and development	475	479	878	1,181
Total	$2,608	$2,977	$5,208	$6,390

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Six Months Ended
	June 28, 2014	June 29, 2013
Cash flows from operating activities:
Net income including noncontrolling interest	$36,443	$31,050
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	6,113	5,600
Share-based compensation	5,208	6,390
Loss on disposal of property and equipment	2	78
Provision for doubtful accounts	183	314
Provision for deferred income taxes	2,926	1,687
Income tax benefit from exercise of stock options granted prior to January 1, 2006	44	436
Excess tax deficit from share-based compensation arrangements	15	504
Changes in operating assets and liabilities:
Decrease in accounts receivable	1,233	569
(Increase) decrease in royalties receivable	(100)	130
Increase in inventories	(1,616)	(8,420)
Increase in deferred cost of goods sold	(2,424)	(5,718)
Increase in prepaid expenses	(547)	(1,092)
Decrease (increase) in prepaid income taxes	348	(3,383)
(Increase) decrease in other assets	(1,495)	1,160
Increase in accounts payable	1,177	4,644
Decrease in accrued compensation	(5,731)	(793)
Decrease in accrued liabilities	(4,365)	(723)
Decrease in income taxes payable	(1,605)	(1,261)
Increase in deferred revenue	3,339	1,000
(Decrease) increase in other liabilities	(354)	231
Net cash provided by operating activities	38,794	32,403
Cash flows from investing activities:
Purchases of property and equipment	(62,062)	(3,936)
Increase in intangible assets	(1,901)	(2,154)
Net cash used in investing activities	(63,963)	(6,090)
Cash flows from financing activities:
Borrowings under line of credit, net of repayments	75,000	—
Repayments of capital lease obligations	(95)	(96)
Proceeds from issuance of common stock	2,209	897
Excess tax deficit from share-based compensation arrangements	(15)	(504)
Repurchases of common stock	(49,152)	(19,790)
Repurchases of equity by noncontrolling interest, net of equity issued	(38)	—
Net cash provided by (used in) financing activities	27,909	(19,493)
Effect of foreign currency exchange rates on cash	(1,114)	(301)
Net increase in cash and cash equivalents	1,626	6,519
Cash and cash equivalents at beginning of period	95,466	71,554
Cash and cash equivalents at end of period	$97,092	$78,073